Exhibit 10.17

Execution Version

COMMERCIAL NET LEASE

COUNTY LINE RAIL SILSBEE

Basic Terms

Date of Lease:	May ___, 2025

Landlord:	CLR Silsbee Property Owner, LLC, a Delaware limited liability company

Tenant:	AGR Enterprises, Inc., a Delaware corporation

Premises:	The location described on Exhibit A-1 and A-2 and all improvements located thereon.

Property:	The land described on Exhibit A.

Common Areas:	Driveways and roads upon the Property in and around the Premises.

Term:	Beginning on the Commencement Date and ending on the last day of the 185th calendar month thereafter (the “Expiration Date”).

Commencement Date:	The later of October 1, 2025, or upon the substantial completion of Landlord Improvements, which Landlord shall complete within 180 days from the expiration of the time period set forth in Section 1(E).

Monthly Base Rent:
Mos. 1-5:	$0.00 USD per square foot
Mos. 6-17:	$0.50 USD per square foot
Mos. 12-185:	Beginning in Month 18, the Monthly Base Rent shall increase by 2.75% annually for each subsequent year of the Term.

Rent Payment Address:	535 W. 20th St., Ste. 250, Houston, TX 77008

Security Deposit:	$170,743.80 USD

Tenant’s Share:	$0.11 per square foot
Permitted Uses:	Lead and lithium battery recycling operations, including all directly and indirectly-related operations, storage and logistics, as permitted and authorized by any permits and/or licenses Tenant obtains from applicable governmental or regulatory authorities.

Brokers:	DFW Lee & Associates, LLC – Houston, RS for Tenant
MW Real Estate for Landlord

Landlord Improvements:	Landlord shall complete the following improvements to the Premises prior to October 1, 2025 at its sole cost and expense:

●	Repair the roof over the “Middle and North Bays”
●	Clean floor of dust/debris and remove any raised portions that would interfere with warehouse operations
●	Repair door/door frame at the grade level door on the West end of the building
●	Bring 10 MW of power from the substation to the building transformer/panels
●	Perform necessary fire sprinkler work to bring system up to working condition.
●	Paint steel column in the North Bay
●	Level concrete floors in the leased space
●	Subject to Sec. 1 below, provide 10 acres of fenced and stabilized yard for the Tenant to use for parking and equipment storage
●	Subject to Sec. 1, below, provide engineering and architectural drawings of the North Bay and Middle Bay reasonably acceptable to Tenant. Tenant will be able to utilize Landlord’s two remaining revisions to such drawings if needed.

Exhibits:	A. Legal Description A-1. Outline and Location of the Premises A-2. Stabilized Yard Survey B. Rules and Regulations

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Landlord hereby leases to Tenant, and Tenant leases from Landlord, the Premises on the following provisions. Exhibit A-1 attached hereto (that is incorporated herein) generally depicts the location of the Premises as the crosshatched area. Landlord and Tenant hereby incorporate each provision of the “Basic Terms” set forth above as a proper noun definition for all purposes under this Lease.

1. TERM. (A) Term. The term (“Term”) of this Lease shall (i) commence on the Commencement Date and (ii) terminate, unless sooner terminated as herein provided, on the Expiration Date. Notwithstanding anything contained herein to the contrary, Landlord shall deliver possession of the North Bay, which shall be defined as the Premises, as depicted on Exhibit A-1 hereto (the “North Bay”) on the Commencement Date, and shall expand the Premises by delivering possession of the Middle Bay, as further depicted on Exhibit A-1 (the “Middle Bay”) no later than twelve (12) months thereafter. Landlord shall provide engineering and architectural drawings of the North Bay and Middle Bay to the extent Landlord is in possession of the same, and grants to Tenant a license to use and make use of the same at its sole risk and liability. Tenant shall, at its sole cost and expense, engage an environmental consultant reasonably acceptable to Landlord to (i) perform an ASTM 1527E-21 Phase I Environmental Site Assessment (a “Phase I ESA”) within (30) days after the Effective Date. Concurrent with the execution of this Lease, Tenant shall deliver to Landlord a fully- executed corporate guaranty of all of the obligations in this Lease from each ultimate beneficial parent company of Tenant, in Landlord’s reasonable discretion. Landlord may not require any member, employee, agent, or representative of Tenant to provide a personal guarantee. In addition to the lease of the Premises, Landlord grants to Tenant a non-exclusive revocable license, for the Term and subject to the terms and conditions of this Lease, to use and make use of up to ten (10) acres of fenced and stabilized land upon the Property, solely for the purpose of parking and storing heavy equipment as identified in Exhibit A-2.

(B) Holdover. If Tenant remains in possession of any part of the Premises after the Expiration Date, Landlord shall treat such holding over as a month-to-month tenancy upon the same provisions as this Lease, except that the rent during such tenancy shall be one hundred and fifty percent (150%) of the rent in effect immediately prior to the Expiration Date. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease.

(C) Delay in Commencement. In the event that the Commencement Date does not occur within one hundred fifty (150) days of the period set forth in Section 1(E), the obligation to pay the Base Rent shall be abated until such time until the Commencement Date occurs. The abatement of Base Rent during such period shall be the sole and exclusive remedy of Tenant. Should the Commencement Date not occur within one hundred eighty (180) days of the period set forth in Section 1(E), Tenant shall have the further right to terminate this Lease by written notice to Landlord.

(D) Early Occupancy. If Landlord permits Tenant to occupy the Premises prior to the Commencement Date, all of the provisions of this Lease shall govern Tenant’s occupancy of the Premises except for the duty to pay Base Rent. Subject to Landlord’s written consent, which may not be unreasonably withheld or delayed, Tenant may occupy the Premises prior to Commencement Date for any purpose, including but not limited to, completing or assisting with Landlord Improvements. In such instance, Tenant will not be required to pay Base Rent. Any early occupancy by Tenant will not advance the Commencement Date or the Expiration Date.

(E) Early Termination. Tenant shall have the right and option to terminate this Lease at any time within the initial (90) days following the execution of this Lease solely if Tenant fails to obtain approvals, permits, and/or licenses to conduct operations from applicable governmental authorities with jurisdiction over the Permitted Use; provided, however, that Tenant shall diligently pursue such approvals, permits, and/or licenses from and after the Effective Date, irrespective of the cost thereof. If Tenant terminates this Lease pursuant to this Section 1(E), Tenant shall promptly reimburse Landlord for Landlord’s out of pocket costs, including brokers fees and attorneys fees, in an amount which shall not exceed the Security Deposit. Landlord shall be permitted to deduct such costs from the Security Deposit. If Landlord deducts any costs from the Security Deposit pursuant to the foregoing, Landlord shall provide to Tenant an itemized accounting of the costs deducted from the Security Deposit.

(F) Renewal Option. Beginning one hundred eighty (180) calendar days prior to the Expiration Date, provided Tenant is not then in default of any obligation contained in this Lease, Tenant shall have the one-time right and option to extend the Term of this Lease for an additional period of sixty (60) months. Tenant may exercise such right by written notice to Landlord at any time between ninety (90) calendar days prior to the Expiration Date. The Base Rent for any renewal term of this Lease shall be the greater of: (i) the fair market monthly base rental for the Premises at such time (ii) the then-applicable Base Rent.

(G) Right of First Refusal. For the period from the Commencement Date to the fifth annual anniversary thereof, should Landlord intend or desire to let and lease the “South Bay” upon the Property (a “South Bay Lease”), Landlord shall notify Tenant in writing of such intent, together with the proposed material terms of such lease, including a description of the premises, rent, expenses, permitted use, and similar such items. Subsequent to receipt of a bona fide third-party offer for a South Bay Lease, Landlord shall notify Tenant and provide a copy of such offer to lease, and Tenant shall have ten (10) calendar days to accept or reject a South Bay Lease coterminous with this Lease and upon terms substantially and materially matching the third-party offer for a South Bay Lease. A failure to respond by Tenant shall be deemed a rejection. Tenant shall have no right to substantially or materially alter the terms of any third-party offer for a South Bay Lease.

(H) Obligations of Tenant at Lease Termination. Tenant shall, at its sole cost and expense, engage an environmental consultant reasonably acceptable to Landlord to perform a Phase I ESA no earlier than sixty (60) days prior to the Expiration Date. Landlord may, but is not obligated to, engage an environmental consultant to perform a Phase I on or before the Expiration Date. If either or both Phase I studies identify business environmental risks, recognized environmental conditions, or the presence of hazardous materials in quantities greater than at the Effective Date that could reasonably be associated with Tenant’s use and/or occupancy of the Premises, then Tenant shall, at its sole cost and expense, engage an environmental consultant to perform a Phase II Environmental Site Assessment with subsurface investigation.

2. PERMITTED USE. Tenant may use the Premises for the Permitted Uses set forth in the Basic Terms of this Lease only. Tenant is leasing the Premises to utilize it in Tenant’s business of recycling lead acid and lithium batteries. Tenant has obtained, or will obtain, necessary permits from certain relevant governmental and regulatory authorities allowing Tenant to engage in its business of recycling lead acid and lithium batteries. Any and all uses of the Premises to further, either directly or indirectly, Tenant’s business of recycling lead acid and lithium batteries in compliance with permits obtained by Tenant are Permitted Uses as defined herein. No other persons shall use or occupy the Premises without Landlord’s prior written consent. Tenant shall not knowingly commit or permit any unlawful act in or about the Premises, overload the floor or structure of the Premises, or permit use of the Premises for any purpose or in any manner that is noncompliant with any governmental permit(s), licenses, or authorizations Tenant obtained with regard to operation of Tenant’s business activities.

Tenant shall use the Premises in compliance with all rules and regulations provided in an exhibit hereto and all applicable laws. Tenant acknowledges that it will not use or store any Hazardous Materials on the Premises. The term “Hazardous Material” shall mean any flammable items, explosives, radioactive materials, oil, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” now or subsequently regulated under any applicable federal, state or local laws or regulations. Tenant must execute and deliver to Landlord Landlord’s form of Hazardous Materials Disclosure Certificate. Tenant shall provide Landlord with prompt written notice of any release of Hazardous Materials.

Notwithstanding the foregoing, Landlord hereby expressly agrees that Tenant may use or store any materials on the Premises which are, either directly or indirectly, related to or required in the operation of Tenant’s business and Permitted Uses, for which purpose Tenant is leasing the Premises, including Hazardous Materials.

3. RENT; UTILITIES AND OTHER OPERATING EXPENSES.

(A) Base Rent. During the Term, Tenant shall pay Landlord Base Rent in advance, without demand on the first day of the Term and on the first day of each calendar month thereafter during the Term, provided that the first monthly installment of Base Rent due (after the expiration of any periods during which no Base Rent is due) shall be paid by Tenant simultaneously with its execution and delivery of this Lease. Base Rent for any partial calendar month at the beginning of the Term shall equal to the quotient of Base Rent for the month preceding the partial month and the number of days in the partial month.

(B) Utilities. During the Term, Tenant shall pay when due, directly to the utility suppliers, the cost of all separately-metered utilities furnished to the Premises. If such utilities are not separately metered, Landlord may determine in the exercise of its reasonable discretion Tenant’s proportionate share of such utilities furnished to the Premises. Tenant shall pay Landlord such share from time to time within thirty (30) days after Landlord gives Tenant an itemized statement or invoice evidencing the utility bill requesting such payment. Landlord shall not be liable for damages, consequential or otherwise, and neither shall any rent abate as a result of any curtailment or interruption whatsoever in utility services.

(C) Operating Expenses. Tenant shall pay to Landlord on a monthly basis Tenant’s Share of the real property taxes (or taxes imposed in lieu thereof), capital levies or other taxes assessed or imposed on Landlord upon the rents payable to Landlord under this Lease and any franchise tax, any excise, transaction, sales or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises and/or the Property and operating expenses, including (i) Landlord’s general liability, property liability, and other casualty insurance premiums, (ii) utilities, (iii) property, loss of rents, and liability insurance, (iv) costs of contesting the value of the Property for tax purposes, and (vi) costs incurred to maintain the Premises and the common areas in and around the Premises (such areas, the “Common Areas”),including those identified in the Basic Terms of this Lease) that Landlord determines from time to time that Landlord may incur with respect to the Property during the month from and after such day but only if Landlord provides itemized list of such expenses to Tenant (such taxes and operating expenses, the “Operating Expenses”). In no event shall Operating Expenses include any of Landlord’s income taxes, sales taxes, VAT taxes, or the estate, inheritance, or gift taxes of any party of “Landlord.”. Such monthly installments shall be paid by Tenant to Landlord in advance, without demand on the first day of the Term and on the first day of each calendar month thereafter during the Term, provided that the first monthly installment of Tenant’s Share of Operating Expenses (after the expiration of any periods during which no Operating Expenses are payable) shall be paid by Tenant simultaneously with its execution and delivery of this Lease. In the first calendar year of the Term, Tenant shall pay monthly as an estimate of Tenant’s Share of Operating Expenses the initial share of Operating Expenses. Landlord shall determine after each calendar year during the Term the amount of Operating Expenses that Landlord actually incurred for such year. If Tenant’s Share of Operating Expenses is more than the amount that Tenant previously paid for Operating Expenses for such year, Landlord shall notify Tenant. Tenant shall pay the deficiency within thirty (30) days after such notice. If Tenant’s Share of Operating Expenses is less than the amount that Tenant previously paid for Operating Expenses for such year (“Overpayment”), then Landlord shall notify Tenant and apply the Overpayment to Tenant’s Share of Operating Expenses for the upcoming year or return the Overpayment to Tenant if Tenant will not be occupying the Premises in the upcoming year, less deductions authorized by this Lease.

(D) Payments. If Tenant fails to make any payment due Landlord under this Lease when due, Tenant shall immediately pay Landlord a late charge of five percent (5%) of the past due amount. Tenant shall make all payments due under the Lease to Landlord at the Address for Rent Payments. Tenant shall make all payments due under the Lease without deduction or offset. All payments that this Lease requires Tenant to make are deemed rent. The obligation of Tenant to pay rent to Landlord and the obligations of Landlord under this Lease are independent obligations. Interest shall accrue on any rent, if not paid when due, from the date due until paid at the rate equal to the lesser of (i) fifteen percent (15%) per year; and (ii) the rate permitted under the law of the state in which the Premises are located.

(E) Calculation of Charges. Landlord and Tenant agree that each provision of the Lease for determining charges, amounts and additional rent (including Operating Expense payments) by Tenant is commercially reasonable, and as to each such charge or amount, constitutes a “method by which the charge is to be computed” for purposes of Section 93.012 (Assessment of Charges) of the Texas Property Code, as such section now exists or as it may be hereafter amended or succeeded.

4. INSURANCE; INDEMNITY.

(A) Tenant’s Insurance. Effective as of the earlier of: (1) the date Tenant enters or occupies the Premises; or (2) the Commencement Date, and continuing during the Term, Tenant, at its expense, shall maintain the following insurance:

(i) Causes of Loss – Special Form Property Insurance covering leasehold improvements and equipment paid for by Tenant or required by the terms of this Lease to be maintained by Tenant and Tenant’s personal property and fixtures from time to time in, on, or at the Premises, in an amount not less than 100% of the full replacement cost, without deduction for depreciation, providing protection against events protected under “Special Risk Coverage,” as well as against sprinkler damage, vandalism, and malicious mischief. Any proceeds from the Causes of Loss – Special Form Property Insurance shall be used for the repair or replacement of the property damaged or destroyed, unless this Lease is terminated under an applicable provision herein. If the Premises are not repaired or restored following damage or destruction in accordance with other provisions herein, Landlord shall receive any proceeds from the Causes of Loss – Special Form Property Insurance allocable to Tenant’s leasehold improvements.

(ii) Business Interruption Insurance, providing in the event of damage or destruction of the Premises an amount sufficient to sustain Tenant for a period of not less than 1 year for: (i) the net profit that would have been realized had Tenant’s business continued; and (ii) such fixed charges and expenses as must necessarily continue during a total or partial suspension of business to the extent to which they would have been incurred had no business interruption occurred, including, but not limited to, interest on indebtedness of Tenant, salaries of executives, foremen, and other employees under contract, charges under noncancelable contracts, charges for advertising, legal or other professional services, taxes and rents that may still continue, trade association dues, insurance premiums, and depreciation.

(iii) Commercial General Liability insurance insuring Tenant against liability for bodily injury, property damage, products and completed operations and personal injury at the Premises, including contractual liability insuring the indemnification provisions contained in this Lease. Such insurance shall name Landlord, its property manager, any mortgagee, and such other parties as Landlord may designate, as additional insureds on a form that does not limit the coverage provided under such policy to any additional insured A) by reason of such additional insured’s negligent acts or omissions (sole or otherwise), B) by reason of other insurance available to such additional insured, or C) to claims for which a primary insured has agreed to indemnify the additional insured. Such insurance shall be for a limit of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) annual aggregate. Coverage shall also be included for fire damage (damage to rented premises) for a limit of $300,000 any one fire, and medical expense coverage in the amount of $10,000 any one person, together with an umbrella commercial liability policy in the initial amount of Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate and shall be subject to periodic increases specified by Landlord based upon inflation, increased liability awards, recommendation of Landlord’s professional insurance advisers, and other relevant factors.

(iv) Worker’s Compensation Insurance in the statutory amount covering all employees of Tenant employed or performing services at the Premises required by the laws of the state in which the Premises are located, or non-subscriber’s insurance providing coverage for claims that would have been covered by worker’s compensation insurance, and Employer’s Liability Insurance in the amount of $1,000,000 each accident/$1,000,000 disease-policy limit/$1,000,000 disease-each employee.

(v) Automobile Liability Insurance, including but not limited to, passenger liability, on all owned, non-owned, and hired vehicles used in connection with the Premises, with a combined single limit per occurrence of not less than One Million Dollars ($1,000,000) for Bodily Injury and Property Damage.

The commercial liability policies shall insure on an occurrence and not a claims-made basis and be issued by insurance companies which are reasonably acceptable to Landlord, not be cancelable unless 30 days’ prior written notice shall have been given to Landlord (unless such cancellation is due to nonpayment of premiums, in which event 10 days’ prior notice shall be provided. Further, the liability insurance obtained by Tenant under this Section 4(A)(iii) shall (i) be primary and (ii) insure Tenant’s obligations to Landlord under Section 4(B). The amount and coverage of such insurance shall not limit Tenant’s liability nor relieve Tenant of any other obligation under this Lease. Landlord may also obtain commercial general liability insurance in an amount and with coverage determined by Landlord insuring Landlord against liability with respect to the Premises and the Property. The policy obtained by Landlord shall not provide primary insurance, shall not be contributory and shall be excess over any insurance maintained by Tenant.

The Tenant’s insurers issuing the above described policies shall have a Best’s Insurance Reports rating of A- X or better. Such policies or certificates thereof shall be delivered to Landlord by Tenant upon the earlier of (i) Tenant’s entry into the Premises and (ii) commencement of the Lease Term and upon each renewal of said insurance. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord copies of such policies and certificates evidencing the coverage required herein, Landlord, in addition to any remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance.

The causes of loss – special form property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, their officers, directors, employees, managers, agents, invitees and contractors, in connection with any loss or damage thereby insured against, EVEN IF THE SAME IS CAUSED BY THE NEGLIGENCE OF THE OTHER PARTY. Notwithstanding anything to the contrary set forth herein, neither party nor its officers, directors, employees, managers, agents, invitees or contractors shall be liable to the other for loss or damage caused by any risk coverable by causes of loss – special form property insurance, and each party waives any claims against the other party, and its officers, directors, employees, managers, agents, invitees and contractors for such loss or damage, EVEN IF THE SAME IS CAUSED BY THE NEGLIGENCE OF THE RELEASED PARTY. The failure of a party to insure its property shall not void this waiver. Landlord and its agents, employees and contractors shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Property from any cause whatsoever, including without limitation, damage caused in whole or in part, directly or indirectly, by the negligence of Landlord or its agents, employees or contractors.

(B) TENANT DUTY TO INDEMNIFY LANDLORD. TENANT SHALL INDEMNIFY, DEFEND AND HOLD LANDLORD, ITS PARTNERS, MEMBERS AND OFFICERS HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, COSTS, EXPENSES, CLAIMS, DAMAGES, AND LIABILITY ARISING FROM OR RELATING TO THE PREMISES OR TENANT’S USE OR OCCUPANCY THEREOF DURING THE TERM, INCLUDING WITHOUT LIMITATION (I) ANY OF THE SAME RELATING TO ANY DEATH, PERSONAL INJURY, OR LOSS OR DAMAGE TO PROPERTY ON OR ABOUT THE PREMISES, (II) ANY OF THE SAME RESULTING FROM A RELEASE OF A HAZARDOUS MATERIAL AT THE PREMISES DURING THE TERM caused, contributed, or exacerbated by the Tenant Parties OR OCCURRING AS A RESULT OF TENANT’S FAILURE TO COMPLY WITH ANY GOVERNMENTAL OR REGULATORY PERMIT(S) TENANT HAS OBTAINED IN RELATION TO THE PERMITTED USES AS DEFINED IN THE BASIC TERMS SECTION OF THIS LEASE AT THE PREMISES DURING THE TERM, AND (III) ANY OF THE SAME RELATING TO ANY CLAIM FOR WORK PERFORMED OR MATERIAL FURNISHED TO TENANT AT THE PREMISES IF AND ONLY IF SUCH LOSSES, COSTS, EXPENSES, CLAIMS, DAMAGES, AND LIABILITY SAME ARE CAUSED WHOLLY OR IN PART BY THE ACTS OR OMISSIONS OF TENANT OR TENANT’S EMPLOYEES, AGENTS, OR REPRESENTATIVES.

(C) LANDLORD DUTY TO INDEMNIFY TENANT. [Intentionally omitted.]

(D) Landlord Environmental Indemnity. Landlord agrees to indemnify, defend, and hold Tenant harmless for, from and against any and all damages and claims (including reasonable attorney fees) resulting from (i) any hazardous materials present at the Premises during the Lease term caused by Landlord or another tenant, and (ii) any hazardous materials present at the Premises prior to the Commencement Date or (iii) the migration of hazardous materials described in clauses (i) or (ii) herein at any time before, during, or after the Lease term, provided that in all cases, Tenant and/or its employees, tenants, agents, contractors, invitees, or anyone acting for or through them (collectively, “Tenant Parties”), did not cause, contribute to, or exacerbate such hazardous materials.

(E) Tenant Environmental Indemnification and Remediation Obligations. If any Tenant Entity causes or contributes to an impermissible release of Hazardous Materials upon the Premises during the Lease term, Tenant shall promptly notify Landlord and shall, at its sole cost and expense, promptly remediate such condition to the satisfaction of Landlord, in Landlord’s reasonable discretion, and if required by Landlord, Tenant shall obtain regulatory closure from the applicable governmental authority with jurisdiction over the hazardous materials and/or the Premises. Tenant shall obtain and be responsible for maintaining all necessary or advisable governmental authorizations, permits, or licenses for its activities and the Permitted Use at its sole cost and expense, the failure or revocation of which shall not be grounds for termination of this Lease except in compliance with Section 1(E).

5. ALTERATIONS.

(A) Beginning Condition. Landlord shall promptly commence making the Landlord Improvements upon the execution of this Lease. Tenant acknowledges and agrees that the Premises are suitable for Tenant’s intended use. On the Commencement Date, Tenant shall accept the Premises in “as is” condition, except that (i) Landlord shall cause the heating, ventilation, air-conditioning (if any), plumbing, electrical and sufficient lighting systems serving the Premises to be in operating condition on the Commencement Date and (ii) if Landlord agrees to further improvements to the Premises in addition to the Landlord Improvements, Landlord shall complete the Landlord’s work as more particularly provided in an exhibit hereto. If Tenant notifies Landlord within thirty (30) days after the Commencement Date that any of such systems were not in operating condition on the Commencement Date, Landlord shall cause them to be in operating condition. Tenant shall have no other remedy for the failure of such systems to be in operating condition on the Commencement Date.

(B) Landlord’s Maintenance Obligations. Landlord shall maintain all fixed non-mechanical structural components of the Premises, including the roof, foundation, and concrete work, during the Term. Landlord shall maintain all electrical, mechanical, and plumbing systems upon the Premises for the first one hundred twenty (120) calendar days subsequent to the Commencement Date. Except as expressly set forth herein, Landlord shall have no other maintenance obligations during the Term.

(C) Tenant’s Maintenance Obligations. During the Term of this Lease, Tenant, at its expense, shall keep the Premises (except those portions that Section 5 (B) requires Landlord to maintain), including, without limitation, any existing HVAC systems, plumbing, restrooms, lighting, man doors, dock doors, levelers, shelters, seals and bumpers (if any), windows, floors and electrical items, in a clean and orderly condition and good, safe condition and repair. Tenant shall arrange and pay for its own janitorial service, trash removal, security system, telecommunication systems, and any and all other services that Tenant desires. If damage to the Premises results from Tenant’s carelessness, negligence or improper use or that of its employees or agents, Landlord may (i) require Tenant to repair such damage at Tenant’s expense, or (ii) undertake such repairs. Tenant shall pay Landlord for all costs incurred by Landlord in making such repairs within thirty (30) days after receiving an itemized statement with supporting invoices from Landlord indicating the amount due. Tenant shall take reasonable precautions to prevent any such damage from occurring.

(D) Alterations. Tenant shall not construct any leasehold improvements or make any other alterations to the Premises without Landlord’s prior written consent, which shall not be unreasonably denied or delayed provided that such proposed leasehold improvements and/or alterations are consistent with the Permitted Use. Landlord shall notify Tenant of any leasehold improvements or other alterations made by Tenant that will need to be removed at the end of the Term. If Tenant fails to do so, Landlord may do so, and Tenant shall pay Landlord for all costs incurred by Landlord in doing so within thirty (30) days after receiving an itemized statement with supporting from Landlord indicating the amount due. Tenant shall not permit any liens to be filed against the Premises. At the termination of this Lease, Landlord shall be vested with the sole title to any improvements and alternations upon the Premises constructed or installed by Tenant during the Term.

(E) Condition Upon Surrender. Upon the expiration or termination of this Lease, Tenant shall surrender the Premises to Landlord broom clean and in the condition which Tenant shall have been required to maintain the Premises under this Lease with the heating, ventilation, air-conditioning, plumbing, electrical systems, lighting, man doors, dock doors, levelers, shelters, seals and bumpers (if any), windows and floors serving the Premises in operating condition. Tenant shall repair all damage to the Premises caused by the installation or removal of its trade fixtures and other property of Tenant. Tenant shall restore the Premises to the same condition or better as existed immediately prior to the installation of the item removed.

6. RIGHT OF ENTRY. Landlord and its authorized representatives may enter the Premises from time to time, only during business hours, and only after obtaining authorization from Tenant, which may not be unreasonably denied or delayed, for any purpose upon providing Tenant at least twenty-four (24) hour prior notice. Landlord shall take or cause its authorized representatives to take all precautions when entering the Premises to ensure the safety of Landlord or its authorized representatives. Twenty-four hours before entry as allowed by this provision, Landlord shall provide to Tenant the name of the person who wishes to enter the Premises. Landlord shall provide a copy of Tenant’s safety protocols to any Landlord representative entering the Premises. Tenant will not be responsible for any injury to persons or property caused by Landlord’s or Landlord’s authorized representative’s failure to take precautions before entering the Premises.

7. DEFAULT.

(A) Tenant Default. If Tenant (i) fails to pay any Base Rent or any other payment due under this Lease within five (5) days after the same becomes due, or (ii) fails to perform any other obligation of Tenant under this Lease prior to the later of (a) fifteen (15) days after Landlord gives written notice of such failure, and (b) if fifteen (15) days is not a reasonable time to complete such performance, but Tenant commences such performance during such fifteen (15) day period, and thereafter diligently pursues it, ninety (90) days after Landlord gives such notice, or (iii) a petition for adjudication of bankruptcy or for reorganization shall be filed by or against Tenant and not dismissed within thirty (30) days, Landlord may give written notice to Tenant that Landlord is (a) curing such default on behalf of and at the expense of Tenant, or (b) terminating this Lease or Tenant’s right to possession of the Premises, or Landlord may exercise any other remedies allowed by law or equity.

Upon notice of termination, Tenant shall surrender possession of the Premises to Landlord. Upon any such termination, Tenant shall remain liable to Landlord for all damages allowed hereunder or by law or equity. All remedies of Landlord are cumulative. For purposes of determining present value, the discount rate shall be 8% per annum.

In lieu of any other remedy, Landlord may elect that Tenant pay Landlord as liquidated damages an amount equal to the rent that the Lease would have obliged Tenant to pay but for such termination of the Lease for 60 days following the date of such termination, plus the amount of rent past due at the time of such termination. Any and all obligations of Tenant under this Lease that have accrued, but Tenant has not fully performed as of the Expiration Date, including any indemnity obligations with respect to events occurring during such Term, shall survive such expiration or termination.

(B) Landlord Default. The following conditions shall be deemed Landlord default:

(1) If Landlord fails to perform an obligation of Landlord hereunder on or before the later of (i) thirty (30) days after Tenant gives written notice that such performance is due, and (ii) if thirty (30) days is not a reasonable time to complete such performance, but Landlord commences such performance in such thirty (30) day period and thereafter diligently pursues it, ninety (90) days after Tenant gives such notice, Landlord shall be deemed in default. Until such time, Landlord shall not be deemed in default, and Tenant shall have no remedy against Landlord for such failure.

(C) If Landlord is deemed in default, Tenant’s sole remedies are to (i) file suit against Landlord seeking damages resulting from such default, (ii) to seek specific performance or injunctive relief, or (iii) to seek a declaratory judgment. Tenant’s remedies are cumulative. Tenant may exercise one or more of its available remedies. Tenant’s election to not exercise a remedy in case of Landlord default or selection of a specific remedy does not constitute, and may not be construed as, Tenant’s waiver of any default by Landlord or waiver of any remedy available to Tenant. Tenant waives any right to enforce any lien on rent due to Landlord. Any and all obligations of Landlord under this Lease that have accrued, but Landlord has not fully performed as of the Expiration Date, including any indemnity obligations with respect to events occurring during such Term, shall survive such expiration or termination.

8. PROTECTION OF LENDERS.

(A) Subordination. This Lease shall be automatically subordinate to any ground lease, deed of trust or mortgage now or hereafter encumbering the Property (an “Encumbrance”), any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Tenant shall execute such further documents evidencing such subordination as such lender may require, provided that Tenant’s obligations under this Lease shall not increase in any material way (the performance of ministerial acts shall not be deemed material), Tenant shall not lose any rights under this Lease, and Tenant’s ability to engage in Permitted Uses of the Premises will not be diminished in any material way. If any holder of an Encumbrance elects to have this Lease prior to the lien of its Encumbrance and gives written notice thereof to Tenant, this Lease shall be deemed prior to such Encumbrance, whether this Lease is dated prior or subsequent to the date of or the date of recording thereof.

(B) Attornment. If Landlord’s interest in the Property is acquired by any holder of an Encumbrance or purchaser at a foreclosure sale, Tenant shall attorn to such successor to Landlord’s interest in the Property and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law that permits Tenant to terminate this Lease or surrender possession of the Premises upon such transfer of Landlord’s interest. From and after any such attornment, no such successor shall be: (a) liable for any act or omission of any prior landlord (including Landlord), (b) liable for or incur any obligation with respect to the construction any improvements of the Property except as set forth in this Lease, (c) subject to any offsets or defenses that Tenant might have against any prior landlord (including Landlord), (d) bound by any rent that Tenant might have paid more than one month in advance to any prior landlord (including Landlord), (e) bound by any amendment or modification of the Lease, or bound by any consent to any assignment or sublease, made without the prior written consent of the holder of the Encumbrance if such consent is required under the applicable loan documents, (f) responsible for the return of any security deposit not actually received by such successor, (g) liable for any obligation with respect to any breach of warranties or representations made by any prior landlord (including Landlord), or its agents or representatives, of any nature under the Lease or otherwise, or (h) liable for consequential damages.

(C) Signing of Documents. Tenant shall sign and deliver any instrument or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so provided that such attornment or subordination does not materially increase Tenant’s obligations under this Lease, or materially diminish Tenant’s rights under this Lease.

(D) Estoppel Certificates. Within ten (10) business days after Landlord’s request, Tenant shall execute and deliver to Landlord a written statement certifying: (i) that none of the provisions of this Lease have changed (or if they have changed, stating how they have been changed), (ii) that this Lease has not been terminated, (iii) the last date of payment and other charges and the time period covered by such payment, (iv) that Landlord is not in default under this Lease (or if Tenant claims such a default, setting forth such default in reasonable detail), and (v) such other information with respect to Tenant or this Lease as Landlord may reasonably request. Landlord may deliver any such statement by Tenant to any prospective purchaser or encumbrancer (a “Prospect”) of the Property. Such Prospect may rely conclusively upon the accuracy of such statement. If Tenant shall not deliver such statement to Landlord within such ten (10) business day period, Landlord, and any Prospect may conclusively presume and rely upon the following: (a) the provisions of this Lease have not changed except as Landlord otherwise represents, (b) not more than one month’s rent have been paid in advance, and (c) Landlord is not in default under this Lease. In such event, Tenant shall be stopped from denying, and may not deny the truth of such facts.

9. ABANDONED PROPERTY. If Tenant leaves any personal property in or about the Premises after the Expiration Date or the earlier termination of this Lease or Tenant’s right of possession of the Premises, at Landlord’s option, (i) such property shall become the sole property of Landlord or (ii) Landlord may remove, store, destroy, sell, discard or otherwise dispose of the property. In such event Tenant shall pay Landlord for all reasonable expenses incurred and supported by itemized invoices by Landlord in doing so.

10. SECURITY DEPOSIT. Upon the execution of this Lease, Tenant shall deposit with Landlord the Security Deposit. Landlord may, at its option, (i) apply all or part of the Security Deposit to any unpaid rent or other charges due from Tenant, (ii) cure any other defaults of Tenant, or (iii) compensate Landlord for any loss or damage that Landlord may suffer due to Tenant’s default. If Landlord shall so use any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount within thirty (30) days after Landlord’s request. Landlord shall provide to Tenant an itemized accounting with supporting invoices or estimates (if applicable) for the entire amount of the Security Deposit that Landlord used along with Landlord’s request to Tenant for Tenant to restore the Security Deposit. No interest need be paid on the Security Deposit. No trust relationship is created herein between Landlord and Tenant with respect to the Security Deposit. Landlord may commingle the Security Deposit with Landlord’s other funds. Upon expiration of the Term not resulting from Tenant’s default, after Tenant shall have vacated the Premises in the condition that this Lease requires, Landlord shall pay to Tenant any balance of the Security Deposit not applied pursuant to this Section 10 within thirty (30) days following expiration. Landlord shall provide to Tenant itemized and full accounting along with supporting invoices or estimates (if applicable) for the portion of the Security Deposit that Landlord applied pursuant to this Section.

11. (Intentionally Deleted)

12. CASUALTY DAMAGE; EMINENT DOMAIN. If fire or other casualty destroys the Premises or any authority takes any part of the Premises by eminent domain so that any part of the Premises is not usable for warehouse or office use, Landlord may either (i) terminate the Term of this Lease, or (ii) restore the Premises so that they are usable within ninety (90) days after the event rendering the Premises unusable. Further, in case the Premises shall be so damaged that substantial alteration or reconstruction of the Premises shall, in Landlord’s opinion, be required (whether or not the Premises shall have been damaged by such casualty) or in the event Landlord’s mortgagee should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Premises, Landlord may terminate this Lease by notifying Tenant in writing of such termination within 90 days after the date of such casualty. In case of such termination by Landlord, Tenant will not be required to pay any termination fees, Base Rent not yet incurred, or any other penalty for vacating the Premises before the end of the Term. If Landlord fails to complete substantially restoration in such ninety (90) day period, Tenant may terminate the Term of this Lease with written notice to Landlord given within ninety-five (95) days after such casualty or condemnation. In case of such termination by Tenant, Tenant will not be required to pay any termination fees, Base Rent not yet incurred, or any other penalty for vacating the Premises before the end of the Term. Base Rent and Tenant’s Share of Operating Expenses shall be abated for the period of repair and restoration in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises; provided, that if such casualty was caused by Tenant, its agents, employees, licensees or invitees, Base Rent and Tenant’s Share of Operating Expenses shall be abated only to the extent Landlord is compensated for the same by loss of rents insurance, if any.

13. NOTICES. All notices given to Tenant shall be in writing and shall be personally delivered, or delivered by recognized overnight courier service, or mailed by U.S. certified mail addressed to Tenant at the address of the Premises. All notices given to Landlord shall be in writing and personally delivered, delivered by recognized overnight carrier service mailed by U.S. certified mail to Landlord at 5151 Belt Line Rd., Ste. 715, Dallas, TX 75254, with a copy to Jackson Walker LLP, Attn: Pat Knapp, 2323 Ross Ave., Ste. 600, Dallas, TX 75201. Notices shall be deemed given upon receipt if personally delivered, or one (1) business day after deposit with the courier if delivered by overnight courier, or two (2) business days after being postmarked if mailed by certified mail.

14. COMMON AREAS. Tenant may use the Common Areas in common with other occupants of the Property. Tenant shall, and shall cause its employees, contractors, invitees and licensees (“Tenant Entities”), to comply with reasonable rules that Landlord may impose on use of the Common Areas from time to time by written notice to Tenant, including the rules and regulations attached hereto. Landlord may modify such rules from time to time. Tenant and Tenant Entities may park vehicles at their own risk and may not use more than Tenant’s pro rata share of parking spaces in common with other tenants of the Property in those areas designated for nonreserved parking. Landlord shall not be responsible for any damage or theft to vehicles parking at the Property. No vehicle shall be parked in any loading areas, except for active loading and unloading, and no vehicle of any type shall be parked overnight or stored in the parking areas at any time. Landlord, from time to time, may change the size, location, nature, and use of any of the Common Areas, convert Common Areas into leaseable areas, construct additional parking facilities (including parking structures) in the Common Areas, and increase or decrease Common Area land or facilities. Tenant acknowledges that such activities may result in inconvenience to Tenant. No such change shall materially affect Tenant’s use of the Premises. Landlord shall maintain the Common Areas in good condition.

15. SIGNAGE. Upon Landlord’s consent and approval, which shall not be unreasonably denied, Tenant may install signage of a type and size permitted under the local county signage regulations and consistent with any deed restrictions, easements, rights-of-way, covenants, conditions and restrictions applicable to the Premises in a form and content approved by Landlord. Subject to the foregoing, Tenant shall have the right to install its signage on the building as well as the option to add a new monument sign upon the Property adjacent to FM 92.

16. GENERAL PROVISIONS.

(A) Successors and Assigns. This Lease shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

(B) Governing Law. This Lease shall be governed by the laws of the State of Texas.

(C) Brokers. Tenant represents to Landlord that Tenant has not contacted any real estate broker or agent regarding the Premises or the execution of this Lease except for the Brokers. Tenant shall pay any commission or legal expense that Landlord may incur if such representation is not true. Landlord shall pay any commission due Broker on account of this Lease pursuant to its separate agreement with Broker.

(D) Assignment and Subletting. Tenant may not assign this Lease or sublet the Premises in whole or in part without Landlord’s prior written consent (which shall not be unreasonably withheld).

(E) Consent. Whenever this Lease requires Tenant to obtain Landlord’s prior written consent, Landlord may not withhold such written consent unreasonably, unless another standard for consent is set forth in such provision.

(F) Entire Agreement. This Lease contains the entire agreement of the parties. The parties may only modify or waive the provisions of this Lease in a writing, counterparts of which each has signed. Tenant is not relying on any representations of Landlord or Broker, express or implied, other than the express promises of Landlord in this Lease.

(G) Tenant’s Financial Condition. Within thirty (30) days after request from Landlord , but with no more frequency than once during each twelve (12) month period, Tenant shall deliver to Landlord Tenant’s financial statements for the latest available two (2) fiscal years (the latest year ending no more than six (6) months prior to Landlord’s request) subject to SEC filing regulations. Landlord may deliver such financial statements to Landlord’s mortgagees and lenders and prospective mortgagees, lenders and purchasers. Tenant represents and warrants to Landlord that each such financial statement shall be true and accurate as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth in this Lease.

(H) Landlord’s Consent. Tenant shall pay Landlord’s reasonable fees and expenses, including legal, engineering and other consultants’ fees and expenses, incurred in connection with Tenant’s request for Landlord’s consent or approval under this Lease.

(I) Examination of Lease. Submission of this Lease to Tenant shall not constitute an option to lease. This Lease shall not be effective until execution and delivery by both Landlord and Tenant.

(J) Attorney Fees. In any proceeding brought concerning this Lease, the party failing to prevail in such proceeding shall pay the reasonable attorney fees and litigation expenses of the party prevailing in such proceeding.

(K) Landlord’s Liability. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No owner of the Property shall be liable under this Lease except for breaches of Landlord’s obligations occurring while owner of the Property. The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Property but not upon other assets of Landlord. No individual partner, trustee, stockholder, officer, member, director, employee, advisor or beneficiary of Landlord, or any partner, trustee, stockholder, officer, member, director, employee, advisor or beneficiary of any of the foregoing, shall be personally liable under this Lease and Tenant shall look solely to Landlord’s interest in the Property in pursuit of its remedies upon an event of default hereunder, and the general assets of Landlord, its partners, trustees, stockholders, members, officers, employees, advisors or beneficiaries, and the partners, trustees, stockholders, members, officers, employees, advisors or beneficiaries of any of the foregoing, shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant. In no event shall Landlord be liable for consequential damages under this Lease.

(L) Severability. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision of this Lease, which shall remain in full force and effect.

(M) Incorporation of Prior Agreements; Modifications. This Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements shall be effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

(N) Waivers. All waivers shall be in writing and signed by the waiving party. Landlord’s failure to enforce any provision of this Lease or its acceptance of Rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. Tenant’s failure to enforce any provision of this Lease or its payment of Rent is not, and may not be construed as, a waiver by Tenant of any of its available causes of action or remedies available per this Lease, applicable law, or equity, and do not prevent Tenant from enforcing the previously unenforced provision or any other provision in this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound by to the conditions of such statement.

(O) Binding Effect. This Lease shall bind any party who shall legally acquire any rights or interest in this Lease from Landlord or Tenant, provided that Landlord shall have no obligation to Tenant’s successor unless the rights or interests of Tenant’s successor are acquired in accordance with the terms of this Lease.

(P) Tax Protest. TENANT HEREBY WAIVES ALL RIGHTS TO PROTEST THE APPRAISED VALUE OF THE PROPERTY OR APPEAL THE SAME AND ALL RIGHTS TO RECEIVE NOTICES OF REAPPRAISALS SET FORTH IN SECTIONS 41.413 AND 42.015 OF THE TEXAS TAX CODE.

(Q) Corporate Authority; Partnership Authority. Each person or entity signing this Lease for Tenant represents and warrants that he or it is a manager or managing member of the Tenant, that he or it has full authority to sign for the Tenant and that this Lease binds the company and its members. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a copy of Tenant’s recorded certificate of formation.

(R) Joint and Several Liability. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

(S) Execution of Lease. This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

(T) Survival. All representations and warranties of Landlord and Tenant, and all obligation of Tenant to pay rent hereunder, shall survive the termination of this Lease.

(U) Limitation of Warranties. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, and there are no warranties which extend beyond those expressly set forth in this Lease. Without limiting the generality of the foregoing, Tenant expressly acknowledges that Landlord has made no warranties or representations concerning any hazardous materials or other environmental matters affecting any part of the Property and Landlord hereby expressly disclaims and Tenant waives any express or implied warranties with respect to any such matters. TENANT HAS NOT RELIED ON ANY REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS LEASE.

(V) Landlord’s Express Warranty of Use. Landlord expressly warrants that Landlord will permit Tenant to use the facility for Permitted Uses as set forth in the Basic Terms section of this Lease subsequent to the Commencement Date and in all cases subject to the other provisions of this Lease.

(W) Lease not a Construction Contract. Landlord and Tenant acknowledge and agree that this Lease, including all exhibits a part hereof, is not a construction contract or an agreement collateral to or affecting a construction contract.

[The remainder of this page is intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute and enter into this Lease below.

LANDLORD:

CLR SILSBEE PROPERTY OWNER, LLC,
a Delaware limited liability company

By:
Name:
Title:
Date:

TENANT:

AGR ENTERPRISES, INC.,
a Delaware corporation

By:
Name:
Title:
Date:

EXHIBIT A

Legal Description of the Property

A-1

EXHIBIT A-1

Outline and Location of the Premises upon the Property

A1-1

EXHIBIT A-2

Stabilized Yard Survey

[See attachment.]

A2-1

EXHIBIT B

Rules & Regulations

B-1